UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 26, 2010

THE PANTRY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-25813	56-1574463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 Gregson Drive Cary, North Carolina	27511
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 774-6700

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As previously announced and disclosed on a Form 8-K filed with the Securities and Exchange Commission on September 7, 2010, Frank G. Paci, The Pantry, Inc.’s (the “Company’s”) Executive Vice President and Chief Executive Officer, resigned effective September 26, 2010.  On September 27, 2010, Mr. Paci entered into a Separation of Employment and Consulting Agreement (the “Separation Agreement”) with the Company, pursuant to which Mr. Paci has agreed to provide consulting services to the Company as an independent contractor until December 31, 2010.

Under the Separation Agreement, the Company will pay Mr. Paci a consulting fee in the amount of Eight Thousand Dollars ($8,000.00) per full calendar month and a pro-rated portion of such fee for each partial month.

In addition, given that Mr. Paci will have served as the Company’s chief financial officer for virtually the entire 2010 fiscal year and that he agreed to provide consulting services through the end of calendar 2010 to assist with the transition to a new chief financial officer and the preparation of the Company’s year-end financial statements and Annual Report on Form 10-K, the Company determined him to be eligible for a cash bonus award, if any, made under the Company’s Annual Incentive Plan for fiscal 2010 performance, as contemplated by the plan.  In consideration of the benefits conferred by the Separation Agreement, Mr. Paci agreed to a standard release of claims.  All of Mr. Paci’s obligations under previously executed confidentiality, proprietary information, non-competition and secrecy agreements continue.

The description of the Separation Agreement contained herein is qualified in its entirety by reference to the Separation Agreement, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

10.1	Separation of Employment and Consulting Agreement by and between Frank G. Paci and the Company dated September 27, 2010 (represents a management contract or compensatory plan or arrangement)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PANTRY, INC.

	By:	/s/ Terrance M. Marks
Terrance M. Marks President and Chief Executive Officer

Date: September 28, 2010

EXHIBIT INDEX

Exhibit No.	Description

10.1	Separation of Employment and Consulting Agreement by and between Frank G. Paci and the Company dated September 27, 2010 (represents a management contract or compensatory plan or arrangement)

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